Exhibit 99.1

For Immediate Release
Contact:	Jerry Daly, Carol McCune	Peter Willis
	Daly Gray Public Relations	Chief Investment Officer
	(Media)	(Acquisitions)
	jerry@dalygray.com	pwillis@cl-trust.com
	(703) 435-6293	(561) 227-1387
Chatham Lodging Trust Signs Contract to Acquire Four Hotels
     PALM BEACH, Fla., May 19, 2010—Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on upscale extended-stay hotels and premium branded select-service hotels, today announced that it has signed a contract to acquire four hotels for $61 million, or $137,387 per key, including the assumption of approximately $12.5 million of debt on two of the properties. The properties include a Residence Inn by Marriott® in Westchester County, N.Y., a Hampton Inn & Suites® in Houston and a Courtyard by Marriott® and a SpringHill Suites by Marriott® in Pennsylvania.
     The transaction is expected to close within four weeks of execution of the purchase and sale contract, subject to completion of due diligence and the following closing conditions:
•	the closing of the purchase of the Courtyard and SpringHill Suites may be extended up to an additional 45 days, pending lender approval of the debt assumption on those two properties; and

•	the closing of the purchase of the Residence Inn may be extended up to an additional 60 days and is subject to the seller’s right to withdraw the property from the
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acquisition portfolio, in exchange for payment of a breakage fee to Chatham, if the seller does not receive lender consent to the sale. In the event that the Residence Inn is removed from the acquisition portfolio, Chatham will have the option to purchase the Residence Inn for up to an additional year.
     The acquisition of the four hotels represents the second acquisition of a multi-property portfolio by Chatham since it completed its initial public offering on April 21, 2010, and is expected to bring its current portfolio to 10 hotels, with a total of 1,257 rooms.
     The two Pennsylvania hotels, in Washington and Altoona, will be managed by Concord Hospitality Enterprises. Island Hospitality Management, a hotel management company 90 percent-owned by Jeffrey H. Fisher, Chatham’s chief executive officer, will manage the Westchester County and Houston properties.
     “This transaction increases our geographic diversity and gives us our first Marriott-branded hotels,” Fisher said. “With this acquisition, our hotel portfolio now comprises upscale extended-stay hotels and premium-branded select-service properties located in major markets with high barriers to entry near strong demand generators, which is in line with our acquisition strategy. With the closing of this transaction, we will have invested a total of $134.5 million since the completion of our IPO. We have an active pipeline and continue to look for additional opportunities.
     “Three of the hotels will require only modest investment in brand-required product improvement plans that occur at a change of ownership, and the fourth is due for a larger upgrade, which we expect will make it more competitive in its market,” he added.
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     The four hotels are:
•	The 133-room Residence Inn by Marriott® White Plains, White Plains, N.Y. (Westchester County)

•	The 120-room Hampton Inn & Suites® Houston – Medical Center, Houston, Texas

•	The 86-room SpringHill Suites by Marriott®, Washington, Pa.

•	The 105-room Courtyard by Marriott®, Altoona, Pa.
About Chatham Lodging Trust
     Chatham Lodging Trust is a self-advised real estate investment trust that was organized to invest in upscale extended-stay hotels and premium-branded select service hotels. The company currently owns six hotels with an aggregate of 813 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.
     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.